UNITED STATES

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SCHEDULE 14A

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McKESSON CORPORATION

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Dear Fellow Shareholders:

As we approach our 2019 Annual Meeting of Stockholders, we take this opportunity to provide you with an update on several compensation actions taken during the past year, which marked a period of significant transformation for our Company. As detailed below, we have transformed our compensation program along with the Company. We recommend that shareholders vote FOR Item 3.

Compensation Decisions in FY 2019 Support the Company’s Transformation

Reduced Magnitude of CEO Total Target LTI. We continued decreasing target CEO pay by reducing Mr. Hammergren’s target long-term incentive (“LTI”) compensation by $4.7 million. This represented a 32% decrease in target LTI compared to FY 2018, and is in addition to the 30% decrease in Mr. Hammergren’s reported CEO pay over the prior five fiscal years.

CEO Target Long-Term Incentives
Fiscal Year	PSU Target ($)	Option Grant Value ($)	Cash LTIP Target(1) ($)	Total Target LTI ($)
2019	5,000,155	3,000,034	2,000,000	10,000,189
2018	7,369,248	4,422,022	2,948,000	14,739,270
2017	5,896,178	5,896,024	2,947,000	14,739,202

(1)

The Cash Long-Term Incentive Plan (“Cash LTIP”) is disclosed in the Grants of Plan-Based Awards Table at target (and maximum) in the year of grant, and the actual payout is disclosed in the Summary Compensation Table for the year in which the performance period ends. The 2019 Summary Compensation Table does not fully reflect the decrease in target LTI because of the difference in how cash and equity long-term incentives are disclosed.

Granted Incentive Awards to Drive Successful Strategic Execution. Following an extensive review, the Compensation Committee approved one-time incentive awards for only three of our then NEOs (our Executive Vice President and Chief Financial Officer; our Executive Vice President, General Counsel and Chief Compliance Officer; and our Executive Vice President and Chief Strategy and Business Development Officer). These three individuals are instrumental to our strategic growth initiative, which focuses on driving incremental growth and creating innovative solutions that improve patient care delivery. Mr. Hammergren was excluded from these awards. The Board believed that these awards were important to the retention of these executive officers through the CEO leadership transition and our global headquarters move from San Francisco to Dallas. In addition, the Board believed that continuity for those three roles on our executive team would be critical to successfully execute on our strategic growth initiative to drive long-term shareholder value. Key features of the award include:

•

Rigorous Three-year AOP Goals; Performance Goal Exceeds Targets in our Long-Range Plan – PSU vesting requires performance against rigorous incremental cumulative AOP goals for the FY 2019 — FY 2021 period. Threshold-level (50%) PSU vesting occurs only if the incremental cumulative Adjusted Operating Profit (AOP) contribution for the period exceeds $.4B; Target-level PSU vesting requires at least $.5B in incremental cumulative AOP contribution

•

Four-Year Total Vesting - One-half of earned PSUs are paid at the end of the three-year performance period, and the remaining one-half of earned PSUs are paid after an additional year of service vesting

•	Absolute TSR Cap on Payouts - If positive absolute TSR is not achieved over the performance period, PSU awards are capped out will not pay out above target

•	Self-Funding Awards - Incremental cumulative AOP will be calculated net of costs associated with the incentive award

Looking Forward to FY 2020

New CEO Brian Tyler’s FY 2020 Compensation

Mr. Tyler became our chief executive officer on April 1, 2019. His FY 2020 target direct compensation is $13,000,000, reflecting a further reduction compared to Mr. Hammergren’s already reduced FY2019 target direct compensation of $14,200,000. Mr. Tyler’s annual base salary is $1,250,000, his target annual bonus opportunity is 150% of salary, and his annual target LTI, all in the form of PSUs and RSUs, is $9,875,000.

Our former CEO John Hammergren had an employment agreement dating to 1996 that contractually entitled him to certain retirement benefits and prescribed the calculation of his final annual bonus, which the Company was obligated to fulfill. The Company no longer enters into employment agreements with any executive officers. Mr. Tyler, and none of the other NEOs, have employment agreements.

FY 2020 Executive Compensation Program Design Changes

Our newly refreshed Compensation Committee reviewed our executive compensation program to ensure the program would appropriately serve the needs of our Company and shareholders, and continue to effectively incentivize our executives to achieve the goals that directly align with the priorities in our growth initiative. The Compensation Committee made several changes for FY 2020 to promote a focus on operational objectives and drive sustained shareholder value creation.

•

Annual Cash Incentive. Added a new metric Adjusted Operating Profit at 25% weighting, and replaced Adjusted Operating Cash Flow with Free Cash Flow. Due to our high volume of payables and accounts receivable, Free Cash Flow management is critical to our success and at the core of our business, providing a better measure of our strategic initiatives tasked to management. For FY 2020, the metrics under this plan are Adjusted EPS (50%), Adjusted Operating Profit (25%) and Free Cash Flow (25%).

•

Long-term Incentives. Simplified the LTI program by eliminating stock options and the Cash LTIP from the LTI mix. The new LTI mix is 60% PSUs and 40% RSUs. PSUs will be earned based on three-year Cumulative Adjusted EPS (50%), three-year average return on invested capital (“ROIC”) (25%) and relative TSR measured against a comparator group (25%).

Our Simplified LTI Program Reflects Shareholder Feedback, Focuses on Operational Metrics that Drive Shareholder Value and Realigns Awards for the Entire Executive Team

We Ask for Your Support

The evolution of our program is consistent with shareholders’ input and ensures that our leadership team is aligned with the Company’s long-term strategic goals. We remain committed to the ongoing evaluation and improvement of our executive compensation program, informed by an ongoing discussion with our shareholders.

Thank you for your continued investment in McKesson.

This information is being provided to shareholders in addition to the proxy statement filed by McKesson Corporation (“Company”) with the United States Securities and Exchange Commission (“SEC”) on June 21, 2019. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if you have already given your proxy voting instructions, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement. The proxy statement and other documents filed by the Company with the SEC may be obtained free of charge at www.sec.gov and from the Company’s website at www.mckesson.com.